UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
August 10, 2010

FRANKLIN COVEY CO.

(Exact name of registrant as specified in its charter)

Commission File No. 1-11107

Utah	87-0401551
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

2200 West Parkway Boulevard
Salt Lake City, Utah  84119-2099
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:  (801) 817-1776

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 10, 2010, Franklin Covey Co. (the Company) and each of Mr. David M.R. Covey and Mr. Stephan Mardyks agreed to a Separation Agreement and General Release (the Agreement).  As announced on July 28, 2010, it was mutually determined that Mr. Covey and Mr. Mardyks would leave the Company and their roles as Co-Chief Operating Officers of Global Operations, effective as of August 31, 2010.  Under terms of the Agreement and in accordance with Company policy, each of Mr. Covey and Mr. Mardyks will receive a lump sum severance payment, which represents 49 weeks of their total targeted compensation.  Also in accordance with Company policy, the Company will pay COBRA premiums for Mr. Covey and Mr. Mardyks, which represents a total of 49 weeks of COBRA premiums based on their current participation in the Company’s medical and dental benefit elections.  The following table presents the amounts to be paid to Mr. Covey and Mr. Mardyks under the terms of the Agreement.

	Severance Payment	COBRA Premiums
David M.R. Covey	$459,846	$11,497
Stephan Mardyks	$459,846	$11,497

In consideration for these payments, the Company obtained a general release and covenants not to compete from Mr. Covey and Mr. Mardyks.

Item 8.01   Other Items

In connection with the sale of its Japan consumer products division, which closed on June 1, 2010, the Company anticipates recognizing a gain of approximately $1.1 million during the quarter and fiscal year ended August 31, 2010.  The expected gain was previously reported as $1.0 million in the Company’s quarterly report on Form 10-Q for the quarter ended May 29, 2010, which was filed with the Securities and Exchange Commission on July 8, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN COVEY CO.

Date:	August 24, 2010	By:	/s/ Stephen D. Young
Stephen D. Young
Chief Financial Officer